                                                                   EXHIBIT 3.19a

                      CERTIFICATE OF LIMITED PARTNERSHIP

                                      OF

                         GLOBAL OPERATIONS TEXAS, L.P.


     Pursuant to Article Two, Section 2.01 of the Texas Revised Limited Partnership Act (the "Act"), the undersigned, being the sole general partner of Global Operations Texas, L.P., a Texas limited partnership (the "Partnership"), does hereby adopt the following Certificate of Limited Partnership for such
Partnership:

     1.   The name of the Partnership is Global Operations Texas, L.P.

     2. The address of the registered office of the Partnership is 800 Brazos, Suite 1100, Austin Texas 78701, and the name of the registered agent at such address is Capitol Corporate Services, Inc.

     3. The address of the principal office in the United States where records are to be kept or made available under Section 1.07 of the Act is 2600 Longhorn Boulevard, Austin, Texas 78758.

     4. The name of the sole general partner is Global Imaging Systems, Inc. The mailing address and the street address of the business of the sole general partner is 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

     EXECUTED BY THE UNDERSIGNED on this the 30 day of June, 1999.
                                             --

                                          GLOBAL IMAGING SYSTEMS, INC.
                                          General Partner


                                          By: /s/ Raymond Schilling
                                              ---------------------------
                                              Ray Schilling,
                                              -------------
                                          Its SVP & CEO